Exhibit 99.1

Press Release

Contacts:

J. Scott Kamsler Sr. Vice President and CFO (510) 668-7110	For Release 4:00p.m. EST December 23, 2008

Exar Revises FY’09 Q3 Guidance

Fremont, CA, December 23, 2008 – Exar Corporation (Nasdaq: EXAR) today revised its revenue estimate for its 2009 third fiscal quarter ending December 28, 2008. The Company now projects that the December 2008 quarter revenue is expected to be between $25.5 million and $27.0 million, down approximately 7% to 12% below guidance issued on October 30, 2008.

“Like other semiconductor companies, we are being impacted by macro-economic conditions and have seen a drop-off in demand for our products,” said Pete Rodriguez, the Company’s president and chief executive officer. “Despite these current challenges, we remain focused on creating winning products, reducing operating expenses, and positioning the Company for growth once market trends improve.”

Safe Harbor Statement

The Company’s statements in this release about its future financial performance, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties are detailed in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended March 30, 2008 and Forms 10-Q for the fiscal quarters ended June 29, 2008 and September 28, 2008.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.